EXHIBIT 99.1

[KNBT Bancorp, Inc. Logo]

NEWS RELEASE                      Release Date:  May 6, 2004 after 4:00 pm EST


      KNBT BANCORP, INC. ANNOUNCES RESULTS OF FIRST ANNUAL
  STOCKHOLDER MEETING AND STOCK PURCHASES TO FUND BENEFIT PLAN
                    ________________________


Lehigh Valley, PA (May 6, 2004) - KNBT Bancorp, Inc. (NASDAQ/NMS: KNBT), the holding company for Keystone Nazareth Bank & Trust Company, today announced it had received approval of the four proposals presented to stockholders at its annual meeting held today at the Holiday Inn Bethlehem.

At its first annual meeting as a publicly-held company, KNBT stockholders re-elected Scott V. Fainor, Christian F. Martin, IV, R. Chadwick Paul, Jr., Kenneth R. Smith and R. Charles Stehly to the Board of Directors for three-year terms. Stockholders also approved the adoption of the 2004 Stock Option Plan, the 2004 Recognition and Retention Plan and ratified the appointment of Grant Thornton LLP as independent auditors.

"I am pleased by the support of our stockholders in voting in favor of our four proposals," said Scott V. Fainor, President and Chief Executive Officer of KNBT Bancorp, Inc. "This affirms our commitment to continuing the momentum KNBT Bancorp has achieved as a public company."

In order to fund the 2004 Recognition and Retention Plan adopted today, the related trust will purchase 808,047 shares of KNBT's common stock in the open market. Purchases will be made from time to time at the discretion of management.

KNBT also announced today that it intends to implement a dividend reinvestment program. It is presently anticipated that a dividend reinvestment plan would be adopted in the next two months.

KNBT completed its mutual-to-stock conversion and initial public offering on October 31, 2003. On the same date, KNBT acquired First Colonial Group, Inc. Its common stock commenced trading on the Nasdaq National Market on November 3, 2003.

ABOUT KNBT BANCORP, INC.
KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania chartered savings bank headquartered in Bethlehem, Pennsylvania with 41 branch offices in Lehigh, Northampton, Carbon and Monroe Counties, Pennsylvania.

Website:  www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

Eugene Sobol, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of
1995. The information contained in the press release may contain forward looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp's or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties, and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements. These and other risks, uncertainties and other factors are discussed in KNBT Bancorp, Inc.'s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Copies of these documents may be obtained from KNBT Bancorp upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov.




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